Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-130089

Pricing Supplement No. 4 dated April 10, 2006.
(To Prospectus dated April 3, 2006, and Prospectus Supplement dated April 3, 2006 and Prospectus Supplement dated April 7, 2006) This Pricing Supplement consists of 2 pages.


                         Hartford Life Insurance Company
                                    Depositor

       Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                   Hartford Life Global Funding Trust 2006-040
                                (Issuing Entity)

                     5.25% Callable Notes due April 15, 2010

The description in this pricing supplement of the particular terms of the 5.25% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Interest Rate:             5.25%                    Trade Date:                    April 17, 2006

Price to Public:           100%                     Issuance Date:                 April 20, 2006

Agent's Discount:          0.80%                    Stated Maturity Date:          April 15, 2010

CUSIP Number:              41659FJP0                Initial Interest Payment Date: October 15, 2006

Day Count Convention:      30/360                   Interest Payment Frequency:    Semi-Annually

                                                    Regular Record Dates:  15 days prior to any Interest
Optional Redemption:       Yes [X] No [ ]           Payment Date.
Optional Redemption Date: April 15, 2008
  or any Interest Payment Date thereafter.          The Survivor's Option [X] is [ ] is not available
  Initial Redemption Percentage:   100%               Annual Put Limitation:      $1 million or 1%
  Annual Percentage Reduction:     N/A                Individual Put Limitation:  $250,000
  Redemption may be: [X] In whole only.               Trust Put Limitation:       N/A
                     [ ] In whole or in part.
Securities Exchange Listing:   None.                Authorized Denominations: $1,000 integral amounts.

Other Provisions Relating to the Notes: None.       Special Tax Considerations: None.

Agents : Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Financial Services, Inc.; Wachovia Securities

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Interest Rate:              5.25%                    Effective Date:                April 20, 2006

Funding Agreement:          FA-406040                Stated Maturity Date:          April 15, 2010

Day Count Convention:       30/360                   Initial Interest Payment Date: October 15, 2006

Special Tax Considerations: None.                    Interest Payment Frequency:    Semi-Annually

Optional Redemption:        Yes [X] No [ ]           Survivor Option: Under the Funding
Optional Redemption Date:   April 15, 2008             Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.             Company [X] is [ ] is not required to
  Initial Redemption Percentage:   100%                provide the Trust with amounts it needs to
  Annual Percentage Reduction:     N/A                 honor valid exercises of the Survivor's
  Redemption may be: [X] In whole only.                Option.
                     [ ] In whole or in part.
                                                     Other Provisions Relating to the Funding
                                                     Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Associate Counsel.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of April 20, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of April 20, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA






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